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Exhibit 3.7

CERTIFICATE OF AMENDMENT

RESTATED CERTIFICATE OF INCORPORATION
OF
METROMEDIA INTERNATIONAL GROUP, INC.

It is hereby certified that:

1.    The name of the corporation (hereinafter the "Corporation") is

      Metromedia International Group, Inc.

2.    The Restated Certificate of Incorporation, as previously amended, is hereby further amended by deleting the first paragraph of Article Fourth thereof and by substituting in its place and stead the following new Article:

"FOURTH: The total number of shares of stock that the Corporation shall have authority to issue is 470,000,000, divided as follows: 70,000,000 shares of Preferred Stock, the par value of which is $1.00 per share (the "Preferred Stock") and 400,000,000 shares of Common Stock, the par value of which is $0.01 per share (the "Common Stock)."

3.    The amendment to the Restated Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Section 242(a) of the General Corporation Law of the State of Delaware. The amendment has been authorized by directors approval and vote at a meeting of the stockholders entitled to vote.

Signed on November 5, 2003
/s/ NATASHA ALEXEEVA Natasha Alexeeva Secretary

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  Exhibit 3.7
CERTIFICATE OF AMENDMENT RESTATED CERTIFICATE OF INCORPORATION OF METROMEDIA INTERNATIONAL GROUP, INC.